Exhibit 10.1

OFFICE LEASE

WILSHIRE COLONNADE

COLONNADE WILSHIRE CORP., a California corporation,

as Landlord,

and

NARA BANK, a California corporation

as Tenant.

WILSHIRE COLONNADE

SUMMARY OF BASIC LEASE INFORMATION

The undersigned hereby agree to the following terms of this Summary of Basic Lease Information (the “Summary”). This Summary is hereby incorporated into and made a part of the attached Office Lease (this Summary and the Office Lease to be known collectively as the “Lease”) which pertains to the office building described in Section 6.1 of this Summary (the “Building”). Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION

1. Date:	March 13, 2006.

2. Landlord:	COLONNADE WILSHIRE CORP., a California corporation

3. Address of Landlord (Section 29.19):	c/o Charles Dunn Real Estate Services, Inc. 3701 Wilshire Boulevard, Suite 407 Los Angeles, California 90010 Attention: Property Manager

4. Tenant:	NARA BANK, a California corporation

5. Address of Tenant:	3701 Wilshire Boulevard, Suite 312 Los Angeles, California 90010 Attention: Al Kang (Prior to Rent Commencement Date)

and:

3731 Wilshire Boulevard, 10th Floor Los Angeles, California 90010 Attention: Al Kang (After Rent Commencement Date)

6. Building and Premises (Article 1):

6.1 Building	The office building located at 3731 Wilshire Boulevard, Los Angeles, California.

6.2 Premises	A total of approximately 43,993 rentable square feet of space in the Building comprised of (a) the entire fourth (4th) floor of the Building consisting of approximately 18,528 rentable square feet of space, and (b) the entire tenth (10th) and eleventh (11th) floors of the Building consisting in the aggregate of approximately 25,465 rentable square feet of space, as shown on the floor plans attached hereto as Exhibit A.

(i)
WILSHIRE COLONNADE [Nara Bank]

7. Term (Article 2).

7.1 Lease Term:	Ten (10) years, with two (2), five (5) year options to extend.

7.2 Lease Commencement Date:	Upon mutual execution of this Lease.

7.3 Rent Commencement Date:	The earlier of (i) the date Tenant commences business in the Premises, and (ii) one hundred sixty-four (164) days after Landlord delivers the Premises to Tenant for construction of the Tenant Improvements (as defined in the Tenant Work Letter attached to this Lease as Exhibit B), as such one hundred sixty-four (164) day period may be extended for Landlord Delays (as such term is defined in the Tenant Work Letter).

7.4 Lease Expiration Date:	The last day of the month in which the 10th anniversary of the Rent Commencement Date occurs.

8.	Base Rent (Article 3):

Lease Year	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot
1	$791,874.00	$65,989.50	$1.50
2 through 3	$807,711.48	$67,309.29	$1.53	(rounded)
4 through 5	$840,343.02	$70,028.59	$1.59	(rounded)
6 through 7	$874,292.88	$72,857.74	$1.66	(rounded)
8 through 9	$909,614.31	$75,801.19	$1.72	(rounded)
10	$946,362.73	$78,863.56	$1.79	(rounded)

9. Additional Rent: (Article 4).

9.1 Base Year:	Calendar year 2006 (subject to the provisions of Sections 2.2, 29 and 30 of this Lease).

9.2 Tenant’s Share of Direct Expenses:	Approximately 11.91%.

10. Security Deposit: (Article 21)	None.

(ii)
WILSHIRE COLONNADE [Nara Bank]

11. Parking Spaces (Article 28):	Tenant shall have the right to rent (a) five (5) reserved parking spaces marked “Reserved for Nara Bank Only” in the surface parking facility for the Building commonly known as the “North Surface Parking Lot” at a discount rate of thirty percent (30%) off the rate established by Landlord for the North Surface Parking Lot from time to time; (b) twelve (12) reserved parking spaces located on Level P-2 of the Building Parking Facility (the “P-2 Reserved Spaces”), in the current location used by Tenant under the Existing Lease (as hereinafter defined) at the prevailing rates established by Landlord for such spaces; (c) fifty (50) unreserved parking spaces in the Building Parking Facility at a discount rate of twenty percent (20%) off the rate established by Landlord for the Building Parking Facility from time to time; (d) eighty seven (87) unreserved parking spaces in the Building Parking Facility at the prevailing rate established by Landlord for the Building Parking Facility from time to time; and (e) additional unreserved parking spaces in the Building Parking Facility in a minimum amount equal to 2.5 parking spaces per 1,000 rentable square feet, and to the extent such parking spaces are available, up to 3.5 parking spaces per 1,000 rentable square feet in total, of the amount that the rentable square feet of the Premises exceeds 20,293 rentable square feet, at such rate as is established by Landlord for the Building Parking Facility from time to time (for example, if the Premises are comprised of 50,000 rentable square feet, Tenant shall have the right to rent a minimum of 74 additional unreserved parking spaces and to the extent available, up to an additional 103 unreserved parking spaces in total [2.5 x 29.7 (50,000 – 20,293 ÷ 1,000) = 74/3.5 x 29.7 = 103]). Landlord shall use commercially reasonable efforts to relocate the P-2 Reserved Spaces from their current location in the Building Parking Facility located at 3701 Wilshire Boulevard to a similar location in Level P-2 of the Building Parking Facility located at 3731 Wilshire Boulevard. In addition, Tenant’s visitors shall have the right to park in the Building Parking Facility on a non-exclusive basis with other users of the Building and Tenant shall have the right to purchase parking validation booklets at a discount rate of fifty percent (50%) off the rate established by Landlord for the Building Parking Facility from time to time. Tenant shall pay to Landlord all parking charges along with Tenant’s monthly rent payment.

12. Brokers (Section 29.25):	Charles Dunn Real Estate Services, Inc. 3701 Wilshire Boulevard, Suite 407 Los Angeles, California 90010

Travers Realty Corporation 550 South Hope Street, Suite 2600 Los Angeles, California 90071

(iii)
WILSHIRE COLONNADE [Nara Bank]

The foregoing terms of this Summary are hereby agreed to by Landlord and Tenant.

“Landlord”:

COLONNADE WILSHIRE CORP., a California corporation

By:

Its:

By:

Its:

“Tenant”:

NARA BANK, a California corporation

By:

Its:

By:

Its:

(iv)
WILSHIRE COLONNADE [Nara Bank]

WILSHIRE COLONNADE

EXHIBITS

A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	RULES AND REGULATIONS
E	FORM OF TENANT’S ESTOPPEL CERTIFICATE
F	ASBESTOS NOTICE
G	FORM OF LEASE TERMINATION AGREEMENT
H	JANITORIAL SPECIFICATIONS
I	SIGNAGE PLANS

(i)
WILSHIRE COLONNADE [Nara Bank]

INDEX OF MAJOR DEFINED TERMS

DEFINED TERMS	LOCATION OF DEFINITION IN OFFICE LEASE
Additional Rent	4
Affiliate	21
Alterations	13
Applicable Laws	27
Hazardous Material	35
Base Rent	3
Base Year	4
Base, Shell and Core	17
BOMA	7
Brokers	34
Building	1
Building Parking Facility	1
Conference Room	12
Control	21
Cost Pools	5
Direct Expenses	4
Estimate	8
Estimate Statement	8
Estimated Excess	8
Excess	7
Expense Year	4
Force Majeure	34
Holidays	10
Initial Lease Term	2
Landlord	1
Landlord Parties	15
Lease	1
Lease Commencement Date	2
Lease Expiration Date	2
Lease Year	2
Notices	34
Operating Expenses	4
Original Improvements	16
Premises	1
Proposition 13	6
Real Property	1
Renovations	36
Rent	4
Statement	7
Subject Space	19
Summary	1
Systems and Equipment	5
Tax Expenses	5
Tenant	1
Tenant’s Share	7
Transfer Notice	19
Transfer Premium	20
Transferee	19
Transfers	19

(ii)
WILSHIRE COLONNADE [Nara Bank]

WILSHIRE COLONNADE

OFFICE LEASE

This Office Lease, which includes the preceding Summary of Basic Lease Information (the “Summary”) attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between COLONNADE WILSHIRE CORP., a California corporation (“Landlord”), and NARA BANK, a California corporation (“Tenant”).

ARTICLE 1

REAL PROPERTY, BUILDING AND PREMISES

1.1 Real Property, Building and Premises. Landlord and Tenant entered into that certain Office Lease dated July 7, 1998, as amended by that certain First Amendment to Office Building Lease dated as of October 31, 1998, that certain Second Amendment to Office Lease dated as of January 10, 2002, that certain Third Amendment to Office Lease dated as of January 29, 2003, that certain Fourth Amendment to Office Lease dated as of October 30, 2003 and that certain Fifth Amendment to Lease dated as of July 30, 2004 (collectively, the “Existing Lease”), whereby Tenant currently leases from Landlord certain premises (the “Existing Premises”) consisting of approximately 20,293 rentable square feet, commonly known as Suites 201, 220, 312 and 504 located on the second (2nd), third (3rd) and fifth (5th) floors of the building located at 3701 Wilshire Boulevard. This Lease is expressly conditioned upon the execution by Landlord and Tenant of an agreement terminating the Existing Lease in the form attached to this Lease as Exhibit G and Tenant’s vacation and surrender of the Existing Premises to Landlord. Subject to the foregoing conditions precedent and upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.2 of the Summary (the “Premises”), which Premises are located in the “Building,” as that term is defined in this Section 1.1. The outline of the floor plan of the Premises is set forth in Exhibit A attached hereto. The Premises are a part of the building (the “Building”) located at 3701/3731 Wilshire Boulevard, Los Angeles, California. Landlord agrees to continue to operate and maintain the Building consistent with the standards of a Class A office building for the area in which the Building is located as of the date of this Lease. Tenant acknowledges and agrees that the Building is currently being operated and maintained by Landlord as a Class A office building. Therefore, for purposes of this Lease, “Class A Office Building Standards” shall mean the standards of the Building as currently operated and maintained by Landlord as of the date of this Lease. In no event shall Landlord have any obligation to increase any level of services, provide any additional services or otherwise change its current standards in operating and maintaining the Building. The Building, the Building’s parking facility (“Building Parking Facility”), the other office building located adjacent to the Building and the land upon which such adjacent office building is located, any outside plaza areas, land and other improvements surrounding the Building and adjacent building which are designated from time to time by Landlord as common areas appurtenant to or servicing the Building, and the land upon which any of the foregoing are situated, are herein sometimes collectively referred to as the “Project” or “Real Property.” Tenant is hereby granted the right to the nonexclusive use of the common corridors and hallways, stairwells, elevators, restrooms and other public or common areas located on the Real Property; provided, however, that the manner in which such public and common areas are maintained and operated shall be at the reasonable discretion of Landlord (provided that Landlord operates and maintains the Building consistent with Class A Office Building Standards) and the use thereof shall be subject to such rules, regulations and restrictions as Landlord may reasonably make from time to time, which rules, regulations and restrictions shall not increase Tenant’s burdens or decrease Tenant’s rights under this Lease and shall not be binding on Tenant until Tenant has received written notice thereof. Landlord reserves the right to make alterations or additions to or to change the location of elements of the Real Property and the common areas thereof. Subject to the terms of this Lease, Tenant shall have the right of access to the Premises and the Building Parking Facility twenty-four (24) hours per day, three hundred sixty-five (365) days per year.

1.2 Condition of the Premises. Except as specifically set forth in this Lease and the Tenant Work Letter attached hereto as Exhibit B, Tenant shall accept the Premises in its presently existing, “as is” condition, and

Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Premises. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises or the Building except as specifically set forth in this Lease.

1.3 Measurement of the Premises. On or before the Rent Commencement Date, Tenant may notify Landlord in writing that, based on Tenant’s architect’s measurement of the Premises pursuant to the standard set forth in Section 4.2.7 below, Tenant disputes the rentable square footage of the Premises set forth in Section 6.2 of the Summary of Basic Lease Information. Following Landlord’s receipt of such notice, Landlord and Tenant shall cause their architects to meet and mutually agree as to the rentable square footage within the Premises pursuant to the standard set forth in Section 4.2.7 below. The parties agree to be bound by the mutual decision of Landlord’s architect and Tenant’s architect.

ARTICLE 2

LEASE TERM

2.1 Initial Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease except for the provisions of this Lease relating to the payment of Rent. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated or extended as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and end on the last day of the eleventh month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month; and further provided that the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant a notice of Lease Term dates in the form as set forth in Exhibit C, attached hereto, which notice Tenant shall execute and return to Landlord within five (5) business days of receipt thereof, and thereafter the dates set forth on such notice shall be conclusive and binding upon Tenant. Failure of Tenant to timely execute and deliver the Notice of Lease Term Dates shall constitute an acknowledgment by Tenant that the statements included in such notice are true and correct, without exception.

2.2 Option Term.

2.2.1 Option Right. Landlord hereby grants the original Tenant named in this Lease and any Affiliate, as defined in Section 14.7 below, of such original Tenant or person or entity that acquires all or substantially all of such original Tenant’s capital stock or assets (collectively, the “Original Tenant”) two (2) consecutive options to extend the Lease Term for a period of five (5) years each (each, an “Option Term” and collectively, the “Option Terms”), which options shall be exercisable only by written notice delivered by Tenant to Landlord not less than nine (9) months prior to the expiration of the initial Lease Term or Option Term, as applicable, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease. Upon the proper exercise of each option to extend, and provided that, as of the end of the initial Lease Term or Option Term, as applicable, Tenant is not in default under this Lease beyond any applicable notice and cure period, the Lease Term, as it applies to the Premises, shall be extended for a period of five (5) years. The rights contained in this Section 2.2 shall be personal to the Original Tenant and may only be exercised by the Original Tenant (and not any assignee, sublessee or other transferee of the Original Tenant’s interest in this Lease, except for any assignee or sublessee (a “Permitted Transferee”) under a transfer permitted under Sections 14.6 or 14.7 of this Lease) if the Original Tenant and/or a Permitted Transferee occupies the entire Premises.

2.2.1 Option Rent. The “Rent,” as that term is defined in Section 4.1 below, payable by Tenant during each Option Term (the “Option Rent”) will be adjusted to ninety-five percent (95%) of “Fair Market Rent” determined in the manner set forth below and taking into consideration that the Base Year shall be adjusted to the calendar year in which the Option Term commences, unless such commencement date occurs in the fourth quarter of a year, in which event the Base Year shall be the next calendar year. As used herein, “Fair Market Rent” shall mean

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WILSHIRE COLONNADE [Nara Bank]

the rental rate based upon leases to non-renewal tenants of space of comparable size, location and quality in comparable buildings in the Los Angeles marketplace.

No later than thirty (30) days after Landlord’s receipt of notice of Tenant’s exercise of its option to extend the Term pursuant to Section 2.2.1 of this Lease, Landlord shall deliver to Tenant a statement (“Landlord’s Statement”) setting forth the Fair Market Rent for the Premises as of the first date of the applicable Option Term, as determined by Landlord. Within thirty (30) days after receipt of Landlord’s Statement, Tenant may elect to either: (i) accept in writing the Fair Market Rent, as set forth in Landlord’s Statement; or (ii) give written notice (“Appraisal Notice”) to Landlord that Tenant desire to have the Fair Market Rent determined by appraisal pursuant to the procedures set forth herein. If Tenant does not deliver an Appraisal Notice to Landlord within thirty (30) days after Landlord’s delivery of Landlord’s Statement to Tenant, Tenant shall be deemed to have accepted Landlord’s Statement of the Fair Market Rent. Within fifteen (15) days after Landlord’s receipt of the Appraisal Notice in accordance with this Section, Landlord and Tenant shall obtain from the American Appraisal Institute or other mutually satisfactory organization, a list of five (5) MAI Appraisers. “MAI Appraiser” is hereby defined as an independent, unaffiliated real estate appraiser with a membership in the American Appraisal Institute, or its successor organization, and at lease five (5) years’ full-time experience appraising office properties in the area in which the Building is located but in any event in the City of Los Angeles. Within ten (10) days after submittal of the list of appraisers, Tenant and Landlord shall meet and each shall have the right to disqualify two (2) of the appraisers by alternating their respective rights of disqualification, with Landlord being the first party to exercise the right of disqualification, until only one (1) of the appraisers has not been disqualified by either Landlord or Tenant. The one MAI Appraiser who is not disqualified through the foregoing process shall be appointed to determine Fair Market Rent as set forth below. Within thirty (30) days after the appointment of the MAI Appraiser, the parties shall negotiate in good faith to determine the Fair Market Rent and the MAI Appraiser shall independently determine the Fair Market Rent within such thirty (30) day period. If the parties are unable to agree upon the Fair Market Rent, the parties shall each submit their determination of Fair Market Rent to the MAI Appraiser. The Fair Market Rent shall equal the Fair Market Rent submitted by Landlord or Tenant that is closest to the Fair Market Rent determined by the MAI Appraiser. The MAI Appraiser shall not divulge to Landlord or Tenant the Fair Market Rent determined by the MAI Appraiser until both parties instruct it to do so in writing. If the parties fail to select a qualified MAI Appraiser, an MAI Appraiser shall be selected by the then-Presiding Judge of the Superior Court of the State of California of the County in which the Premises are located, acting in his individual judicial capacity. Each Party shall pay one-half of the MAI Appraiser’s fee and costs.

During the period requiring the adjustment of Annual Base Rent to ninety-five percent (95%) of Fair Market Rent, Tenant shall pay, as Annual Base Rent pending determination, one hundred five percent (105%) of the Annual Base Rent in effect for the premises immediately prior to such adjustment; provided, however, that upon the determination of the applicable Fair Market Rent, Tenant shall pay Landlord the difference between the amount of Annual Base Rent Tenant actually paid and ninety-five percent (95%) of the Fair Market Rent immediately upon the determination of Fair Market Rent. Any amount of Annual Base Rent Tenant has actually paid to Landlord which exceeds ninety-five percent (95%) of Fair Market Rent shall be credited against Tenant’s future Annual Base Rent obligations.

ARTICLE 3

BASE RENT

Tenant shall pay, without notice or demand, to Landlord or Landlord’s agent at the management office of the Building, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, commencing on the Rent Commencement Date, without any setoff or deduction whatsoever (except as otherwise specifically set forth in this Lease). The Base Rent for the first full month of the Lease Term for which such Base Rent is payable hereunder, shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Rent Commencement Date) falls on a day of the month other than the first day of such month or if any

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WILSHIRE COLONNADE [Nara Bank]

rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

ARTICLE 4

ADDITIONAL RENT

4.1 Additional Rent. In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay as additional rent “Tenant’s Share” of the annual “Direct Expenses,” as those terms are defined in Sections 4.2 and 4.2.3 of this Lease, respectively, which are in excess of the amount of Direct Expenses applicable to the “Base Year,” as that term is defined in Section 4.2.1 of this Lease. Such additional rent, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent is herein collectively referred to as the “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner, time and place as the Base Rent.

4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Base Year” shall mean the year set forth in Section 9.1 of the Summary.

4.2.2 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

4.2.3 “Direct Expenses” shall mean “Operating Expenses” and “Tax Expenses.”

4.2.4 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature which Landlord shall pay during any Expense Year because of or in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Real Property, including, without limitation, any amounts paid for (i) the cost of supplying all utilities, the cost of operating, maintaining, repairing, renovating and managing the utility systems, mechanical systems, sanitary and storm drainage systems, and any escalator and/or elevator systems, and the cost of supplies and equipment and maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactment’s which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or similar program; (iii) the cost of insurance carried by Landlord, in such amounts as Landlord may reasonably determine or as may be required by any mortgagees or the lessor of any underlying or ground lease affecting the Real Property and/or the Building; (iv) the cost of landscaping, revamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building; (v) subject to the limitations set forth in Section 4.2.4(xiii) below, the cost of customary parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, restriping, and cleaning; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the management, operation, maintenance and repair of the Building and Real Property; (vii) any equipment rental agreements or management agreements (including the cost of any management fee and the fair rental value of any office space provided thereunder); (viii) wages, salaries and other compensation and benefits of all persons at or below the level of Building manager engaged in the operation, management, maintenance or security of the Building, and employer’s Social Security taxes, unemployment taxes or insurance, and any other taxes which may be levied on such wages, salaries, compensation and benefits; provided, that if any employees of Landlord provide services for more than one building of Landlord, then a prorated portion of such employees’ wages, benefits and taxes shall be included in Operating Expenses based on the portion of their working time devoted to the Building; (ix) payments under any easement, license, operating agreement, declaration, restrictive

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WILSHIRE COLONNADE [Nara Bank]

covenant, underlying or ground lease (excluding rent), or instrument pertaining to the sharing of costs by the Building; (x) operation, repair, maintenance and replacement of all “Systems and Equipment,” as that term is defined in Section 4.2.5 of this Lease, and components thereof; (xi) subject to the limitations set forth in Section 4.2.4(xiii) below, the cost of janitorial service (unless Tenant elects to contract separately for janitorial service), alarm and security service, window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost) of the cost of acquiring or the rental expense of personal property used solely in the maintenance, operation and repair of the Building and Real Property; and (xiii) the cost of any capital improvements or other costs (I) which are intended as a labor-saving device or to effect other economies in the operation or maintenance of the Building to the extent of the savings only, or (II) made to the Building after the Lease Commencement Date that are required under any governmental law or regulation, enacted, promulgated or first being enforced after the Commencement Date; provided, however, that if any such cost described in (I) or (II) above is a capital expenditure, such cost shall be amortized (including interest on the unamortized cost) over its useful life as Landlord shall reasonably determine. Notwithstanding the foregoing, Operating Expenses shall not include: (a) costs incurred to comply with laws relating to the removal of Hazardous Material (as hereinafter defined) or to bring the Premises, the Building or the Real Property into compliance with any governmental law or regulation which was in effect and enforced on the Lease Commencement Date, (b) costs incurred to correct any latent defect in the original design or construction of the Building; (c) interest and amortization on indebtedness affecting the land and Building; (d) leasing fees or commissions, leasing advertising and promotion, the cost of designing and constructing tenant improvements, tenant improvement allowances, free rent periods, other concessions to tenants, or lease enforcement expenses; (e) except as provided in subsection (xiii) above, the cost of capital improvements and repairs; (f) expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged directly but which are provided to another tenant or occupant of the Building at no cost, or (g) monthly management fees in excess of the greater of (i) three percent (3%) of the gross revenues from the Project for the prior calendar month, or (ii) $9,500.00. If Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would be included in Operating Expenses) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Expenses shall be deemed to be increased by an amount equal to the additional Operating Expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such work or service to such tenant. If the Building is not fully occupied during all or a portion of any Expense Year, Landlord shall make an appropriate adjustment to the variable components of Operating Expenses for such Expense Year employing sound accounting and management principles, to determine the amount of Operating Expenses that would have been paid had the Building been ninety five percent (95%) occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses for such Expense Year. Landlord shall have the right, from time to time, to equitably allocate some or all of the Operating Expenses among different tenants of the Building (the “Cost Pools”). Such Cost Pools may include, but shall not be limited to, the office space tenants of the Building and the retail space tenants of the Building, provided that the tenants shall be placed into Cost Pools in a nondiscriminatory manner based on similarity of use of particular improvements or services.

4.2.5 “Systems and Equipment” shall mean any plant, machinery, transformers, duct work, cable, wires, and other equipment, facilities, and systems designed to supply heat, ventilation, air conditioning and humidity or any other services or utilities, or comprising or serving as any component or portion of the electrical, gas, steam, plumbing, sprinkler, communications, alarm, security, or fire/life safety systems or equipment, or any other mechanical, electrical, electronic, computer or other systems or equipment which serve the Building in whole or in part.

4.2.6 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay during any Expense Year because of or in connection with

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WILSHIRE COLONNADE [Nara Bank]

the ownership, leasing and operation of the Real Property or Landlord’s interest therein. For purposes of this Lease, Tax Expenses shall be calculated as if the tenant improvements in the Building were fully constructed and the Real Property, the Building, and all tenant improvements in the Building were fully assessed for real estate tax purposes, and accordingly, during the portion of any Expense Year occurring during the Base Year, Tax Expenses shall be deemed to be increased appropriately. Notwithstanding anything to the contrary contained in this Lease, Tax Expenses shall not include and Tenant shall not be responsible for any increase of, or reassessment in, real property taxes and assessments in excess of two percent (2%) of the taxes for the previous year, resulting from any sale, transfer or other change in ownership of the Building or the Project during the period commencing on January 1, 2007 and ending on the date one day prior to the fifth (5th) anniversary of the Rent Commencement Date (the “Full Protection Period”) and attributable to any period of time during the Full Protection Period. Further, Tenant shall be responsible for paying only fifty percent (50%) of Tenant’s Share of any increase of, or reassessment in, real property taxes and assessments in excess of two percent (2%) of the taxes for the previous year, resulting from any sale, transfer or other change in ownership of the Building or the Project during the period commencing on the fifth (5th) anniversary of the Rent Commencement Date and ending on the tenth (10th) anniversary of the Rent Commencement Date (the “50% Protection Period”) and attributable to any period of time during the 50% Protection Period. Tenant shall be responsible for paying for one hundred percent (100%) of Tenant’s Share of any such increases or reassessments after the 50% Protection Period that are attributable to the period after the 50% Protection Period. Furthermore, any increase of, or reassessment in, real property taxes and assessments in excess of two percent (2%) of the taxes for the previous year resulting from any sale, transfer or other change in ownership of the Building or the Project during the Base Year shall be included in Tax Expenses for the Base Year. The amount of Tenant’s share of Tax Expenses which, as of any particular date, Tenant shall not be obligated to pay with respect to the remainder of the Lease Term arising in connection with a sale, transfer or other change in ownership of the Building or the Project during the Full Protection Period or 50% Protection Period pursuant to the provisions of this Section 4.2.6 shall be referred to herein as the “Proposition 13 Protection Amount.” Landlord shall have the right to purchase (and to eliminate) all or any portion of any Proposition 13 Protection Amount at any time by paying to Tenant an amount equal to the Proposition 13 Purchase Price with respect thereto. As used herein, “Proposition 13 Purchase Price” shall mean the present value of the Proposition 13 Protection Amount then remaining (or if less than all of the same is to be purchased by Landlord, the portion to be so purchased) as of the date of payment (by Landlord to Tenant) of the Proposition 13 Purchase Price, utilizing a discount rate equal to the then current rate of yield for United States Treasury Obligations maturing in ten years.

4.2.6.1 Tax Expenses shall include, without limitation:

(i) Any tax on Landlord’s rent, right to rent or other income from the Real Property or as against Landlord’s business of leasing any of the Real Property;

(ii) Except as otherwise provided in this Lease, any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and

(iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

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4.2.6.2 Intentionally omitted.

4.2.6.3 Any expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses shall be included in Tax Expenses in the Expense Year such expenses are paid to the extent of the reduction or savings realized through such protest (unless Tenant agrees in writing to pay such expenses in connection with a particular protest, in which event all such expenses shall be included in Tax Expenses). Tax refunds shall be deducted from Tax Expenses in the Expense Year they are received by Landlord. If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof by Landlord for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant’s Share of such increased Tax Expenses.

4.2.6.4 Notwithstanding anything to the contrary contained in this Section 4.2.6, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building), (ii) any items included as Operating Expenses, and (iii) any items paid by Tenant under Section 4.4 of this Lease.

4.2.6.5 Notwithstanding anything to the contrary set forth in this Article 4, when calculating Direct Expenses for the Base Year, such Direct Expenses shall not include any increase in Tax Expenses attributable to special assessments, charges, costs, or fees, or due to modifications or changes in governmental laws or regulations, including, but not limited to, the institution of a split tax roll.

4.2.7 “Tenant’s Share” shall mean the percentage set forth in Section 9.2 of the Summary. Tenant’s Share was calculated by multiplying the number of rentable square feet of the Premises by 100 and dividing the product by the total rentable square feet in the Building. The rentable square feet in the Premises and Building is measured pursuant to the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1 - 1996 (“BOMA”), provided that the rentable square footage of the Building shall include all of, and the rentable square footage of the Premises therefore shall include a portion of, the square footage of the ground floor common areas located within the Building and the common area and occupied space of the portion of the Building, dedicated to the service of the Building. In the event either the rentable square feet of the Premises and/or the total rentable square feet of the Building is changed, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation of Excess. If for any Expense Year ending or commencing within the Lease Term, Tenant’s Share of Direct Expenses for such Expense Year exceeds Tenant’s Share of Direct Expenses for the Base Year, then Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent, an amount equal to the excess (the “Excess”).

4.3.2 Statement of Actual Direct Expenses and Payment by Tenant. Landlord shall give to Tenant on or before the first day of April following the end of each Expense Year, a statement (the “Statement”) which shall itemize and state the amount of the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount, if any, of any excess. Upon receipt of the Statement for each Expense Year ending during the Lease Term, if an Excess is present, Tenant shall pay, with its next installment of Base Rent due, the full amount of the Excess for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Excess,” as that term is defined in Section 4.3.3 of this Lease. If no Excess is present and Tenant paid more as Estimated Excess than the actual Excess in any given Expense Year, then Tenant shall receive a credit against the Rents next due and owing under this Lease. If the Lease Term shall have expired or terminated, then Landlord shall pay Tenant such amount within thirty (30) days after Tenant’s receipt of the Statement. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final

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determination is made of Tenant’s Share of the Direct Expenses for the Expense Year in which this Lease terminates, if an Excess is present, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Direct Expenses. In addition, Landlord shall endeavor to give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Excess (the “Estimated Excess”) as calculated by comparing Tenant’s Share of Direct Expenses, which shall be based upon the Estimate, to Tenant’s Share of Direct Expenses for the Base Year. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Excess under this Article 4. If pursuant to the Estimate Statement an Estimated Excess is calculated for the then-current Expense Year, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Excess for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Excess set forth in the previous Estimate Statement delivered by Landlord to Tenant. Notwithstanding the foregoing, if Tenant requests the issuance of an Estimate Statement and no Estimate Statement has been given within the preceding 12 months, Landlord shall give a new Estate Statement within 90 days after Tenant’s request.

4.3.4 Tenant’s Review of Direct Expenses. Within two (2) years after receipt of a Statement by Tenant (“Review Period”), if Tenant disputes the amount set forth in the Statement, Tenant’s employees, lease administrator, or an independent certified public accountant (which accountant is a member of a reputable accounting firm and is hired on a non-contingency fee basis), designated by Tenant, may, after reasonable notice to Landlord and at reasonable times, inspect Landlord’s records at Landlord’s offices, provided that Tenant is not then in default after expiration of all applicable cure periods of any obligation under this Lease (including, but not limited to, the payment of the amount in dispute) and provided further that Tenant and such accountant or representative shall, and each of them shall use their commercially reasonable efforts to cause their respective agents and employees to, maintain all information contained in Landlord’s records in strict confidence. Notwithstanding the foregoing, Tenant shall only have the right to review Landlord’s records one (1) time during any twelve (12) month period. Landlord shall maintain all records relating to amounts set forth in the Statement throughout the Review Period and, if an audit occurs, until the final resolution of any dispute relating to such records. Tenant’s failure to dispute the amounts set forth in any Statement within the Review Period shall be deemed to be Tenant’s approval of such Statement and Tenant, thereafter, waives the right or ability to dispute the amounts set forth in such Statement. If after such inspection, but within thirty (30) days after the Review Period, Tenant notifies Landlord in writing that Tenant still disputes such amounts, a certification as to the proper amount shall be made in accordance with Landlord’s standard accounting practices, at Tenant’s expense, by an independent certified public accountant mutually acceptable to Landlord and Tenant and who is a member of a nationally or regionally recognized accounting firm, which certification shall be binding upon Landlord and Tenant. If Tenant so requests, the certification shall be limited to specific line items on the Statement. Landlord shall cooperate in good faith with Tenant and the accountant to show Tenant and the accountant the information upon which the Statement was based. However, if such certification by the accountant reveals that the Direct Expenses set forth in the Statement (or the specific line items therein that are the subject of the certification) were overstated by more than five percent (5%), then the cost of the accountant and the cost of such certification shall be paid for by Landlord. Promptly following the parties receipt of such certification, the parties shall make such appropriate payments or reimbursements, as the case may be, to each other, as are determined to be owing pursuant to such certification. Tenant agrees that this section shall be the sole method to be used by Tenant to dispute the amount of any Direct Expenses payable by Tenant pursuant to the terms of this Lease, and Tenant hereby waives any other rights at law or in equity relating thereto.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord upon demand for any and all taxes or assessments required to be paid by Landlord (except to the extent

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included in Tax Expenses by Landlord), excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 Said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 Said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Real Property (including the Building Parking Facility);

4.4.3 Said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises; or

4.4.4 Said assessments are levied or assessed upon the Real Property or any part thereof or upon Landlord and/or by any governmental authority or entity, and relate to the construction, operation, management, use, alteration or repair of mass transit improvements.

4.5 Method of Allocation. The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Real Property (i.e. the Direct Expenses) should be shared between the tenants of the Building and the tenants of the other buildings of the Real Property. Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consists of Operating Expenses and Tax Expenses) are determined annually for the Real Property as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the tenants of the Building (as opposed to the tenants of any other buildings of the Real Property) and such portion shall be the Building Direct Expenses for purposes of this Lease. Such portion of Direct Expenses allocated to the tenants of the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses which are not attributable solely to the Building or any other building on the Real Property, but rather are attributable to the Real Property as a whole.

ARTICLE 5

USE OF PREMISES

Tenant shall use the Premises solely for general office, bank and/or financial services purposes consistent with the character of the Building as a first-class office building, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building. Tenant shall comply with all recorded covenants, conditions, and restrictions, and the provisions of all ground or underlying leases, now or hereafter affecting the Real Property to the extent Tenant has prior written notice of same and provided that Tenant’s obligations under this Lease are not increased thereby and that Tenant’s rights under this Lease are not materially and adversely affected thereby. Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of “Hazardous Material,” as that term is defined in Section 29.29 of this Lease. Landlord acknowledges, however, that Tenant will maintain products in the Premises which are incidental to the operation of its offices, such as photocopy supplies, secretarial supplies and limited janitorial supplies, which products contain chemicals which are categorized as Hazardous Material. Landlord agrees that the use of such products in the Premises in compliance with all applicable laws and in the manner in which such products are designed to be used shall not be a violation by Tenant of this Article 5.

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ARTICLE 6

SERVICES AND UTILITIES

6.1 Standard Tenant Services. Landlord shall provide the following services on all days during the Lease Term, unless otherwise stated below.

6.1.1 Subject to all governmental rules, regulations and guidelines applicable thereto, Landlord shall provide heating and air conditioning when necessary for normal comfort for normal office use in the Premises, from Monday through Friday, during the period from 8:00 a.m. to 6:00 p.m., and on Saturday during the period from 9:00 a.m. to 1:00 p.m., except for the date of observation of New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day and other and other New York Stock Exchange holidays, excluding Good Friday (collectively, the “Holidays”).

6.1.2 Landlord shall provide adequate electrical wiring and facilities and power for normal general office use as reasonably determined by Landlord. Tenant shall bear the cost of replacement of lamps, starters and ballasts for lighting fixtures within the Premises.

6.1.3 Landlord shall provide city water from the regular Building outlets for drinking, lavatory and toilet purposes.

6.1.4 Landlord shall provide janitorial services five (5) days per week, except the date of observation of the Holidays, in and about the Premises and window washing services in a manner consistent with Class A Office Building Standards. Without limiting the foregoing, the cleaning services to be provided by Landlord shall be in accordance with the specifications attached hereto as Exhibit H. Notwithstanding the foregoing, Tenant may elect to provide such janitorial services for the Premises, at its sole cost and expense, upon thirty (30) days prior written notice to Landlord, in which event Tenant shall only be obligated to pay Tenant’s Share of janitorial expenses relating to the common areas, expressly excluding any janitorial expenses relating to the premises of any other tenant at the Building.

6.1.5 Landlord shall provide nonexclusive automatic passenger elevator service at all times.

6.1.6 Landlord shall provide nonexclusive freight elevator service subject to scheduling by Landlord.

6.2 Overstandard Tenant Use. Tenant shall not, without Landlord’s prior written consent, use heat-generating machines, machines other than normal fractional horsepower office machines, or equipment or lighting other than building standard lights in the Premises, which may affect the temperature otherwise maintained by the air conditioning system or increase the water normally furnished for the Premises by Landlord pursuant to the terms of Section 6.1 of this Lease. If such consent is given, Landlord shall have the right to install supplementary air conditioning units or other facilities in the Premises, including supplementary or additional metering devices, and the cost thereof, including the cost of installation, operation and maintenance, increased wear and tear on existing equipment and other similar charges, shall be paid by Tenant to Landlord upon billing by Landlord. If Tenant uses water or heat or air conditioning in excess of that supplied by Landlord pursuant to Section 6.1 of this Lease, or if Tenant’s consumption of electricity shall exceed five (5) watts per rentable square foot of the Premises, calculated on an annualized basis for the hours described in Section 6.1.1 above, Tenant shall pay to Landlord, upon billing, the cost of such excess consumption, the cost of the installation, operation, and maintenance of equipment which is installed in order to supply such excess consumption, and the cost of the increased wear and tear on existing equipment caused by such excess consumption; and Landlord may install devices to separately meter any increased use and in such event Tenant shall pay the increased cost directly to Landlord, on demand, including the cost of such additional metering devices. If Tenant desires to use heat, ventilation or air conditioning during hours other than those for which Landlord is obligated to supply such utilities pursuant to the terms of Section 6.1 of this Lease, Tenant shall give Landlord such prior notice, as Landlord shall from time to time establish as appropriate, of Tenant’s desired use and Landlord shall supply such utilities to Tenant an hourly cost to Tenant that does not exceed

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the actual cost to Landlord of supplying such utilities without markup for profit, overhead, depreciation or administrative costs. Amounts payable by Tenant to Landlord for such use of additional utilities shall be deemed Additional Rent hereunder and shall be billed on a monthly basis. Landlord may increase the hours or days during which air conditioning, heating and ventilation are provided to the Premises and the Building to accommodate the usage by tenants occupying two-thirds or more of the rentable square feet of the Building or to conform to practices of other buildings in the area comparable to the Building.

6.3 Interruption of Use. Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, to the extent such failure or delay or diminution is occasioned by repairs, replacements, or improvements, by Force Majere (as hereinafter defined), by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Notwithstanding the foregoing and provided that Tenant is not then in default under this Lease beyond any applicable notice and cure period, if the Premises, or a material portion of the Premises, are made untenantable as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform as required pursuant to the terms of this Lease, after the Rent Commencement Date, or (ii) any failure to provide services, utilities or access to the Premises or the Building as required pursuant to the terms of this Lease (either such set of circumstances as set forth in items (i) or (ii), above, to be known as an “Abatement Event”), that is reasonably within the control of Landlord to correct, then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for five (5) Business Days after Landlord’s receipt of any such notice (the “Eligibility Period”), then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning after the expiration of the Eligibility Period and ending on the day the service has been restored. If the entire Premises have not been rendered untenantable by the Abatement Event, the amount of abatement shall be equitably prorated. Except as provided in this section, nothing contained herein shall be interpreted to mean that Tenant is excused from paying the rent due hereunder. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.

6.4 Intentionally Deleted.

6.5 Building Security. Landlord shall, as an Operating Expense of the Building, provide security for the Building, including security equipment, personnel, procedures and systems, consistent with Class A Office Building Standards. Notwithstanding the foregoing, Landlord shall not incur any liability to Tenant, its employees, agents, customers or invitees as a result of any failure of any security equipment or system installed at the Building or any security procedure instituted at the Building, unless such failure is the result of the gross negligence or willful misconduct of Landlord or any of its employees. Landlord makes no representations or warranties concerning the ability of Landlord or its employees or agents to maintain the Building, the Common Areas or the Premises in a secure fashion. Subject to Landlord’s prior written consent (which consent shall not be unreasonably withheld or delayed), Tenant, at Tenant’s sole cost and expense, shall be permitted to install its own security system, equipment and/or personnel within the Premises. Such security system and equipment shall be installed and maintained in accordance with plans and specifications reasonably approved by Landlord, in conformance with the operating standards of the Building and in compliance with all applicable laws. Upon the expiration or earlier termination of this Lease, Tenant shall, at Landlord’s option and at Tenant’s sole cost and expense, remove its security system and equipment and repair any damage to the Premises caused by such removal. Landlord shall advise Tenant at the time of its approval whether Tenant must remove the security system at the end of the term.

6.6 Conference Room Facility. The parties acknowledge that Landlord currently has a conference room facility located on the eleventh (11th) floor of the East Tower in the Wilshire Colonnade Building (the “Conference Room”) which is available for use by all tenants of the Project, at a usage fee established by Landlord in Landlord’s sole and absolute discretion. So long as Landlord maintains the Conference Room for non-exclusive

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use by the tenants of the Project, Tenant shall have the right to use the Conference Room for general meeting and other related purposes for up to thirty-six (36) hours per year. Such right to use the Conference Room shall be subject to availability, as determined by Landlord, and to all such rules and regulations regarding use of the Conference Room as Landlord may impose. Tenant acknowledges that any usage of the Conference Room after Business Hours will be without any HVAC service, unless specific arrangements are made by Tenant with Landlord for HVAC usage. In the event HVAC services are provided to the Conference Room after Business Hours, Tenant shall be charged the then standard rates being charged by Landlord to other tenants in the Building for after Business Hours HVAC usage. Landlord makes no representation or warranty to Tenant that Landlord will continue to provide the Conference Room throughout the Lease Term or that the Conference Room will be available for use by Tenant at any particular time or from time to time.

ARTICLE 7

REPAIRS

Subject to the provisions of Article 4 above, Landlord shall repair and maintain the structural portions of the Building and the Premises, including the water lines, plumbing, HVAC, electrical systems and other systems of the Building. Subject to Landlord’s obligations under the first sentence of this Article 7, at all times during the Lease Term, Tenant shall, at Tenant’s own expense, keep the Premises, including all improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term. In addition, Tenant shall, at Tenant’s own expense but under the supervision and subject to the prior approval of Landlord, and within any reasonable period of time specified by Landlord, promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs within fifteen (15) days following notice that Landlord intends to exercise Landlord’s rights under this Article 7, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs, alterations, improvements and additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under Sections 1941 and 1942 of the California Civil Code; or under any similar law, statute, or ordinance now or hereafter in effect. Notwithstanding any provision set forth in this Lease to the contrary, if (a) Tenant cannot use all or any portion of the Premises for normal business operations because of a failure by Landlord to perform its obligations under this Article, (b) Tenant provides written notice (or oral notice in the event of an emergency that would be likely to cause material disruption to Tenant’s business) to Landlord of such failure to perform its obligations under this Article, and (c) Landlord fails to provide such action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event Landlord shall commence to repair not later than seven (7) business days after receipt of such notice, then Tenant shall have the right to make such repairs to nonstructural items within any such portion of the Premises upon delivery of an additional three (3) business days’ notice to Landlord stating that Tenant will be performing such repairs unless Landlord commences such repairs within such three (3) business day period. In the event Tenant takes such action, and such work will affect the Building systems, Tenant shall use only those contractors used or approved by Landlord in the Building for work on such Building systems unless such contractors are unwilling or unable to immediately perform or timely and competitively perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in buildings comparable to the Building. If such repairs were required under the terms of the Lease to be taken by Landlord and were not commenced and performed by Landlord as provided above, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant’s reasonable costs and expenses in performing such repairs.

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ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord. The Premises shall be initially improved as provided in and subject to, the Tenant Work Letter attached hereto as Exhibit B and made a part hereof. In the event of any inconsistency between the Tenant Work Letter and this Article 8, the provisions of the Tenant Work Letter shall prevail with respect to the tenant improvements within the scope of the Tenant Work Letter. Notwithstanding the foregoing, Tenant shall have the right, without Landlord’s consent but upon five (5) business days prior notice to Landlord, to make non-structural Alterations to the Premises (“Minor Alterations”) in accordance with the terms of this Lease, provided that such Minor Alterations do not (i) affect the exterior of the Premises or the Project, (ii) affect the Project’s electrical, ventilation, plumbing, elevator, mechanical, air conditioning or any other systems therein, or (iii) exceed $68,000 per year.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to all Alterations or repairs of the Premises or about the Premises, such reasonable requirements as Landlord in its sole discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term, and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen reasonably approved by Landlord. In any event, a contractor reasonably approved by Landlord shall perform all mechanical, electrical, plumbing, structural, and heating, ventilation and air conditioning work, and such work shall be performed at Tenant’s cost. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Building is located, in conformance with Landlord’s construction rules and regulations. Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the common areas for any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. In the event that Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. Upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the county in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Building management office a reproducible copy of the “as built” drawings of the Alterations.

8.3 Payment for Alterations. In the event Tenant orders any Alteration or repair work directly from Landlord, or from the contractor selected by Landlord, the charges for such work shall be deemed Additional Rent under this Lease, payable upon billing therefor, either periodically during construction or upon the substantial completion of such work, at Landlord’s option. Upon completion of such work, Tenant shall deliver to Landlord, if payment is made directly to contractors, evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials. Except with respect to any Minor Alterations for which no supervision fee shall be payable to Landlord, whether or not Tenant orders any work directly from Landlord, Tenant shall pay to Landlord a percentage of the cost of such work (such percentage, which shall vary depending upon whether or not Tenant orders the work directly from Landlord, to be established on a uniform basis for the Building) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s

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involvement with such work; provided, that notwithstanding the foregoing to the contrary, the amount paid by Tenant under this sentence shall not exceed three percent (3%) of the cost of the work.

8.4 Landlord’s Property. All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord, except that Tenant may remove any Alterations, improvements, fixtures and/or equipment which Tenant can substantiate to Landlord have not been paid for with any tenant improvement allowance funds provided to Tenant by Landlord, provided Tenant repairs any damage to the Premises and Building caused by such removal. Furthermore, if Landlord, as a condition to Landlord’s consent to any Alteration, requires that Tenant remove any Alteration upon the expiration or early termination of the Lease Term, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given upon any earlier termination of this Lease, require Tenant at Tenant’s expense to remove such Alterations and to repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal and/or to repair any damage caused by the removal of any Alterations, Landlord may do so and may charge the cost thereof to Tenant. Tenant hereby indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises.

8.5 Automated Teller Machine. During the period Tenant occupies any space on the ground floor of the Building for the operation of a retail banking business pursuant to Article 30 or otherwise, Tenant shall have the right to install an Automated Teller Machine (“ATM”) in the main lobby of the Building or near the entrance of the Building at a location mutually acceptable to Landlord and Tenant, subject to the terms and conditions contained herein. Prior to installation of the ATM, Tenant shall provide Landlord, for Landlord’s approval, with a complete set of plans and specifications for the proposed ATM. Tenant shall pay all fees and costs incurred by Landlord in the evaluation of such plans and specifications. Installation of the ATM shall be made at Tenant’s sole costs and expense and shall be done in a good and workmanlike manner and diligently prosecuted to completion. Before commencing any work, Tenant shall give Landlord at least ten (10) days’ written notice of the proposed commencement of such work in order to give Landlord an opportunity to prepare, post and record such notice as may be permitted by law to protect Landlord from having its interest in the Premises or the Building made subject to any mechanic’s or materialman’s lien. Tenant shall provide its own trash container or contains for construction debris; shall promptly remove all construction and related debris from all public and common areas; immediately following completion of construction shall return the public and common areas to the condition they were in immediately prior to construction; shall repair and restore any portions of the public and common areas harmed as a result of the construction activities to the condition they were in immediately prior to construction; shall use service entrances to the Premises, if any; shall conduct no core drilling during business hours; shall disrupt other tenants as little as possible; shall perform such work or cause the performance of such work in such a manner as shall not obstruct access to the Project or the premises of any other tenant other then tenant within the Project; shall pay to Landlord the amount of any and all damage to the Project; and shall otherwise comply with all conditions imposed by Landlord with respect to such connection with any such work, and such work shall be performed in accordance with all applicable laws and ordinances. Tenant shall indemnify and defend Landlord against, and hold Landlord harmless from, any and all liabilities, losses, costs, damages (including any damage to the Building, Premises, public and common areas or any part of the Project), expenses (including attorneys’ fees and costs) and any and all liens resulting from such work. Any mechanic’s lien filed against the Premises or against any portion of the Project for work claimed to have been done for, or materials claimed to have been furnished to, Tenant, shall be discharged by Tenant, by bond or otherwise, within ten (10) days after the filing thereof, at the sole cost and expense of Tenant. Upon the expiration or sooner termination of the Lease Term, Tenant shall, upon written demand by Landlord, at Tenant’s sole cost and expense, forthwith and with all due diligence, remove the ATM, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair any damage to the Building caused by such removal and restore the Building to its condition immediately prior to installation of the ATM.

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ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date occurring fifteen (15) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action reasonably necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, so incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Landlord, its partners and their respective officers, agents, servants, employees, and independent contractors (collectively, “Landlord Parties”) shall not be liable for any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the negligence or willful misconduct of the Landlord Parties. Tenant shall indemnify, defend, protect, and hold harmless Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred in connection with or arising from any cause in, on or about the Premises either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to the extent such losses, costs, damages, expenses and liabilities are caused by the negligence or willful misconduct of Landlord Parties. Landlord shall indemnify, defend, protect, and hold harmless Tenant, its partners, and their respective officers, agents, servants, employees, and independent contractors (collectively, “Tenant Parties”) from any and all loss, cost, damage, expense and liability (including without limitation reasonable attorneys’ fees) arising from the negligence or willful misconduct of Landlord in, on or about the Project, except to the extent caused by negligence or willful misconduct of the Tenant Parties. Notwithstanding anything to the contrary set forth in this Lease, either party’s agreement to indemnify the other party as set forth in this Section 10.1 shall be ineffective to the extend the matters for which such party agreed to indemnify the other party are covered by insurance required to be carried by the non-indemnifying party pursuant to this Lease. Further, Tenant’s agreement to indemnify Landlord and Landlord’s agreement to indemnify Tenant pursuant to this Section 10.1 are not intended to and shall not relieve any insurance carrier of its obligations under policies required to be carried pursuant to the provisions of this Lease, to the extent such policies cover, or if carried, would have covered the matters, subject to the parties’ respective indemnification obligations; nor shall they supersede any inconsistent agreement of the parties set forth in any other provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability occurring prior to such expiration or termination.

10.2 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply as to the Premises with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for such insurance policies, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

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10.3 Tenant’s Insurance. Tenant shall maintain the following coverage’s in the following amounts.

10.3.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than:

Bodily Injury and	$3,000,000 each occurrence
Property Damage Liability	$3,000,000 annual occurrence

Personal Injury Liability	$3,000,000 each occurrence
$3,000,000 annual aggregate
0% Insured’s participation

10.3.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the improvements which exist in the Premises as of the Lease Commencement Date (the “Original Improvements“), (iii) the Tenant Improvements (as defined in the Tenant Work Letter), and (iv) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises. Such insurance shall be written on a “causes of loss – special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.3 Form of Policies. The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-VII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Building is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor.

10.4 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. As long as such waivers of subrogation are contained in their respective insurance policies, Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under “causes of loss – special form” coverage, theft, public liability, or other similar insurance.

10.5 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord consistent with the prevailing

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insurance requirements of other prudent landlords owning comparable buildings located in the vicinity of the Building.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty. If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the Base, Shell, and Core of the Premises and improvements to the Building not built by or for a tenant (collectively, the “Base, Shell and Core”) and such common areas. Such restoration shall be to substantially the same condition of the Base, Shell, and Core and common areas prior to the casualty, except for modifications required by zoning and building codes and other laws, or any other modifications to the common areas deemed desirable by Landlord, provided access to the Premises and any common restrooms serving the Premises shall not be materially impaired and the standards of the Building shall not be diminished. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.3 of this Lease, and the Original Improvements and Tenant Improvements shall be repaired by Tenant using such insurance proceeds, which proceeds shall be disbursed by Landlord in substantial compliance with the terms of the Tenant Work Letter; provided that if the cost of such repair exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to the repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall approve the contractors to perform such improvement work. Such submittal of plans and construction of improvements shall be performed in substantial compliance with the terms of the Tenant Work Letter as though such construction of improvements were the initial construction of the Tenant Improvements. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s employees, contractors, licensees, or invitees, Landlord shall allow Tenant a proportionate abatement of Rent to the extent Landlord is reimbursed from the proceeds of rental interruption insurance purchased by Landlord as part of Operating Expenses, during the time and to the extent the Premises cannot reasonably be used for Tenant’s business operations and are not occupied by Tenant as a result thereof.

11.2 Landlord’s Option to Repair. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant ninety (90) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage; (ii) the holder of any mortgage on the Building or ground or underlying lessor with respect to the Real Property and/or the Building shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground or underlying lease, as the case may be; or (iii) uninsured damage exceeds One Million Dollars ($1,000,00.00). In addition, in the event that the Premises or the Building is destroyed or damaged to any material extent during the last twenty-four (24) months of the Lease Term, then notwithstanding anything contained in this Article 11, Landlord shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice; provided, however, that (a) so long as an Option to extend has not been exercised by Tenant in accordance herewith, if the damage occurs during the last twenty-four (24) months of the Lease Term, Tenant shall have the right to terminate this Lease by

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WILSHIRE COLONNADE [Nara Bank]

notice given within sixty (60) days after the damage, and (b) if Landlord does not elect to terminate this Lease pursuant to Landlord’s termination right as provided above, and the repairs cannot, in the reasonable opinion of an architect or contractor selected by Landlord, as specified by written notice to Tenant given within sixty (60) days after the damage, be completed within two hundred seventy (270) days, Tenant may elect no later than thirty (30) days after the date of Landlord’s notice, to terminate this Lease by written notice to Landlord effective as of the date specified in notice from Tenant, which date shall not be less than thirty (30) days nor more than sixty (60) days after the date such notice is given by Tenant. If, after Three Hundred Sixty-Five (365) days after the damage, the Premises are not substantially completed, Tenant shall have the right to terminate this Lease by written notice to Landlord at any time prior to substantial completion of such restoration. Upon any such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of termination, and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of the Lease Term.

11.3 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Real Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Real Property.

ARTICLE 12

NONWAIVER

No waiver of any provision or breach of this Lease shall be implied by any failure of Landlord or Tenant to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by Landlord or Tenant of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. Forbearance by Landlord or Tenant in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted. Tenant’s payment of any Rent hereunder shall not constitute a waiver by Tenant of any breach or default by Landlord under this Lease.

ARTICLE 13

CONDEMNATION

13.1 Permanent Taking. If the whole or any part of the Premises or Building shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises or Building, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ written notice, provided such written notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures

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WILSHIRE COLONNADE [Nara Bank]

belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned, as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

13.2 Temporary Taking. Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than thirty (30) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the material terms of the proposed Transfer and the consideration therefor, including a calculation of the “Transfer Premium,” as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and any other information reasonably required by Landlord, which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee’s business and proposed use of the Subject Space, and such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease. Whether or not Landlord shall grant consent, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord, provided that the aggregate amount of fees payable by Tenant or the Transferee shall not exceed $2,000.

14.2 Landlord’s Consent. Landlord shall not unreasonably withhold its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. Landlord agrees that it shall either consent or refuse its consent not later than fifteen (15) days following Landlord’s receipt of all of the documents and information described in Section 14.1. In the event Landlord fails to respond to Tenant’s written request for consent within such fifteen (15) day period, then Tenant may provide Landlord with a second written request for consent and if Landlord fails to respond within five (5) business days of such second request, Landlord shall be deemed to have approved the proposed subletting or assignment (provided that Tenant’s request for consent states that Landlord’s consent will be deemed given if Landlord fails to deny its consent within five (5) business days of receipt of such written request). The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

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WILSHIRE COLONNADE [Nara Bank]

14.2.2 The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3 The Transferee is either a governmental agency or instrumentality thereof;

14.2.4 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease;

14.2.7 The terms of the proposed Transfer will allow the Transferee that is not the Original Tenant to exercise a right which can only be exercised by the Original Tenant; or

14.2.8 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is negotiating with Landlord to lease space in the Building at the time of the request for consent.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee in any material respect than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14.

14.3 Transfer Premium. If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium,” as that term is defined in this Section 14.3, received by Tenant from such Transferee. “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, minus costs to Tenant of the Transfer, including but not limited to, tenant improvements, concessions in favor of the Transferee (including, without limitation, any allowances or free rent), marketing expenses, broker’s commissions and professional fees. The consideration that shall also be taken into account in calculating the “Transfer Premium” shall include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4 Intentionally Omitted.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public

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accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and, if the Transfer Premium is understated by more than three percent (3%) of the actual Transfer Premium, Landlord’s costs of such audit.

14.6 Sales, Mergers and Consolidations. A transfer of all or substantially all of the capital stock of Tenant or the sale of substantially all of the assets of Tenant or an assignment of the Premises to a transferee which is the resulting entity of a merger or consolidation of Tenant with another entity shall not constitute a “Transfer” hereunder (and the Transferee shall have all of the rights of the Original Tenant) provided that (a) as of the date of the transfer, the transferee (or Tenant, if Tenant survives the transaction) has the financial worth and/or financial stability reasonably sufficient to perform the responsibilities involved under this Lease and (b) the transferee executes and delivers to Landlord a writing reasonably acceptable to Landlord assuming the obligations of Tenant hereunder.

14.7 Non-Transfers. Notwithstanding anything to the contrary contained in this Article 14, an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant) (an “Affiliate”) shall not be deemed a Transfer under this Article 14 (and the transferee shall have all of the rights of the Original Tenant), provided that Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information requested by Landlord regarding such assignment or sublease or such Affiliate, and further provided that such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease. “Control,” as used in this Section 14.7, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

ARTICLE 15

SURRENDER OF PREMISES; OWNERSHIP

AND REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal. Notwithstanding anything to the contrary

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contained herein, on or before the Expiration Date or any earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense and in compliance with the National Electric Code and other applicable laws, remove all electronic, fiber, phone and data cabling and related equipment that has been installed by or for the exclusive benefit of Tenant in or around the Premises (collectively, the “Cabling”); provided, however, Tenant shall not remove the Cabling if Tenant receives a written notice from Landlord at least fifteen (15) days prior to the expiration of the Lease authorizing all or any portion of the Cabling to remain in place, in which event the Cabling or portion thereof authorized by Landlord remain at the Premises shall be surrendered with the Premises upon expiration or earlier termination of this Lease.

ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Rent shall be payable for the first two (2) months of such hold over tenancy at a monthly rate equal to one hundred twenty-five percent (125%) of the Rent applicable during the last rental period of the Lease Term and, thereafter, at a monthly rate equal to one hundred fifty percent (150%) of the Rent applicable during the last rental period of the Lease Term. Such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom, provided that Landlord has provided written notice to Tenant that Landlord requires possession of the Premises for delivery to another tenant.

ARTICLE 17

ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto, (or such other form as may reasonably be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. Failure of Tenant to timely execute and deliver such estoppel certificate shall constitute an acknowledgment by Tenant that statements included in good faith in the estoppel certificate are true and correct, without exception. Within ten (10) business days following a request in writing by Tenant, Landlord shall execute and deliver to Tenant a factually correct estoppel certificate in a commercially reasonable form requested by Tenant’s lender or purchaser.

ARTICLE 18

SUBORDINATION

This Lease is subject and subordinate to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property and the Building, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such

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mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground or underlying lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground or underlying lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further commercially reasonable instruments or assurances consistent with this Lease as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.

Landlord agrees that within thirty (30) days after the date of full execution of the Lease, it will provide Tenant with non-disturbance, subordination and attornment agreements (“non-disturbance agreement”) in favor of Tenant and signed by Landlord and any ground lessors, mortgage holders or lien holders (each, a “Superior Mortgagee”) then in existence, on the form provided by such Superior Mortgagee(s), with such changes as are reasonably requested by Tenant and such parties. Said non-disturbance agreements shall be in recordable form and may be recorded at Tenant’s election and expense. In the event Landlord fails to provide commercially reasonable non-disturbance agreements within the time frame set forth in this Article 18, Tenant shall have the right, exercisable at any time thereafter, to give ten (10) business days written notice to Landlord terminating the Lease, which notice must be given, if at all, no later than twenty (20) days after Tenant’s receipt of Landlord’s notice to Tenant that Landlord was unable to obtain such non-disturbance agreements. In addition, Tenant may give such notice of termination after the expiration of the thirty (30) day period and prior to receipt of Landlord’s notice.

Landlord agrees to provide Tenant with commercially reasonable non-disturbance agreement(s) in favor of Tenant from any Superior Mortgagee(s) of Landlord who later come(s) into existence at any time prior to the expiration of the Lease Term, as it may be extended, in consideration of, and as a condition precedent to, Tenant’s agreement to subordinate this Lease in accordance with this Article 18. Said non-disturbance agreements shall be in recordable form and may be recorded, if requested by Tenant, at Tenant’s election and expense.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Events of Default. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3 Abandonment by Tenant of any portion of the Premises located on the ground floor, if any; Abandonment is herein defined to include, but is not limited to, any absence by Tenant from the Premises for three (3) business days or longer while in default of any provision of this Lease beyond the applicable cure period; or

19.1.4 To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially

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all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

19.1.5 The failure by Tenant to observe or perform according to the provisions of Article 5 of this Lease where such failure continues for more than one (1) business day after notice from Landlord; or

19.1.6 The committing of waste on the Premises; or

19.1.7 The hypothecation or assignment of this Lease or subletting of the Premises, or attempts at such actions, in violation of Article 14 hereof.

19.2 Remedies Upon Default. Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Paragraphs 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Paragraph 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this

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Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.3 Sublessees of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4 Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.5 Waiver of Default. No waiver by Landlord or Tenant of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon an event of default shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts, which may be performed by Landlord without terminating Tenant’s right to possession.

ARTICLE 20

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 21

INTENTIONALLY OMITTED

ARTICLE 22

INTENTIONALLY OMITTED

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ARTICLE 23

SIGNS

23.1 In General. Tenant shall have the right to install, at Tenant’s sole cost and expense, identification signage (a) outside of the Premises on the floors on which the Premises are located, subject to Landlord’s prior approval, such approval not to be unreasonably withheld, and (b) in accordance with the signage plans attached as Exhibit I to this Lease (the “Signage Plans”), (i) on the monument sign located on Wilshire Boulevard, (ii) in Level P-1 of the Building Parking Facility, and (iii) in the ground floor elevator lobbies. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal.

23.2 Building Directory. Tenant shall be entitled to a maximum of eighty-eight (88) lines (which shall increase in proportion to any increase in the size of the Premises from time to time) on the Building directory to display Tenant’s name (or names of its departments, officers or employees) and location in the Building. The initial cost of strips on the Building directory shall be paid by Landlord and any changes or additions thereafter shall be paid by Tenant.

23.3 Prohibited Signage and Other Items. Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been individually approved by Landlord may be removed without notice by Landlord at the sole expense of Tenant. Tenant may not install any signs on the exterior or roof of the Building or the common areas of the Building or the Real Property. Any signs, window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior approval of Landlord, in its sole discretion.

23.4 Monument Signage. Tenant shall have the right to replace the existing monument sign located on Wilshire Boulevard, which currently has the name “The Wilshire Colonnade” at the top of the monument, with a new monument sign which shall be illuminated at night (provided that such illumination is in compliance with all applicable laws) consisting of the same names then existing on the sign (i.e., The Wilshire Colonnade, Charles Dunn and the retail tenant’s names) but including on the top of the sign, at Tenant’s election, Tenant’s name and/or Tenant’s logo; provided that (a) Tenant shall pay all costs and expenses in connection with replacing the monument sign, (b) Landlord approves the precise location, quality, design, style, lighting and size of the new monument sign, which approval shall not be unreasonably withheld, and (c) Tenant obtains all permits necessary for the new monument sign, at its sole cost and expense, and Tenant’s sign is in compliance with all applicable laws. The right granted under this Section 23.4 shall be personal to the Original Tenant. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of its signage on the monument and the repair of all damage to the monument caused by such removal.

23.5 Eyebrow Signage. In the event Tenant leases ground floor space in accordance with Article 30 of this Lease for the operation of a retail bank in such ground floor space, Tenant may install, at Tenant’s sole cost and expense, eyebrow signage on the exterior of the Building which signage shall consist only of the name “Nara Bank” or such other name acceptable to Landlord (provided that Landlord’s approval shall not be unreasonably withheld) and Tenant and/or Tenant’s logo. The location, quality, design, style, lighting and size of such signage shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed. Such signage shall comply with all applicable laws, statutes, regulations, ordinances and restrictions, including but not limited to, any permit requirements. Tenant shall maintain such eyebrow signage in good condition and repair at its sole cost and expense during the Lease Term. Upon the expiration or earlier termination of this Lease, Tenant shall be responsible, at its sole cost and expense, for the removal of such signage and the repair of all damage to the Building caused by such removal. All signage rights granted to Tenant under this Section 23.5 are personal to the Original Tenant, and may not be assigned or transferred without Landlord’s prior written consent, which consent Landlord may withhold in its sole discretion.

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ARTICLE 24

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated (collectively, “Applicable Laws”). At its sole cost and expense, Tenant shall promptly comply with any Applicable Laws which relate to (i) Tenant’s use of the Premises, (ii) the Tenant Improvements, (iii) any Alterations made by Tenant to the Premises, or (iv) the Base, Shell and Core, but as to the Base, Shell and Core, only to the extent such obligations are triggered by (a) Alterations made by Tenant to the Premises or the Tenant Improvements which do not constitute normal and customary business office improvements, or (b) use of the Premises for other than normal and customary business office purposes; provided, however, that costs incurred by Landlord in connection with any such modifications or additions shall be Operating Expenses to the extent permitted under Section 4.2.4. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations, but Landlord shall, subject to reimbursement in accordance with Article 4 above, pay for any changes to the Base, Shell, and Core required thereby unless related to Tenant’s specific use or improvement for other than normal and customary business office operations, in which event Tenant shall be solely responsible for payment therefor. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

ARTICLE 25

LATE CHARGES

If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after notice that said amount is due, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. Notwithstanding the foregoing, Tenant shall not be obligated to pay such late charge for the first such late payment in any twelve (12) month period, provided that such payment is made within five (5) business days after notice from Landlord that such amount was not paid when due. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within five (5) days after notice that said amount are due shall thereafter bear interest until paid at a rate equal to ten percent (10%) per annum, provided that in no case shall such rate be higher than the highest rate permitted by applicable law.

ARTICLE 26

LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1 Landlord’s Cure. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. If Tenant shall fail to perform any of its obligations under this Lease, then upon ten (10) additional days notice from Landlord, Landlord may, but shall not be obligated to, after reasonable prior notice to Tenant, make any such payment or perform any such act on Tenant’s part without waiving its right based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2 Tenant’s Reimbursement. Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefor: (i)

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WILSHIRE COLONNADE [Nara Bank]

sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of Section 26.1; (ii) sums equal to all losses, costs, liabilities, damages and expenses referred to in Article 10 of this Lease; and (iii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

ARTICLE 27

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to the Tenant to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or ground or underlying lessors, or, during the last six (6) months of the Lease Term, to prospective Tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any reasonable time following reasonable notice to Tenant (except in the event of an emergency in which case no notice shall be required) to (A) perform services required of Landlord; (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, except for (i) emergencies, (ii) repairs, alterations, improvements or additions required by governmental or quasi-governmental authorities or court order or decree, or (iii) repairs which are the obligation of Tenant hereunder, any such entry shall be performed in a manner so as not to unreasonably interfere with Tenant’s use of the Premises and shall be performed after normal business hours if reasonably practical. Except as otherwise set forth in Section 19.4, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 28

TENANT PARKING

Tenant shall have the right to rent the number and types of parking spaces set forth in Section 11 of the Summary at the rates set forth in Section 11 of the Summary. Tenant shall pay to Landlord all parking charges along with Tenant’s monthly rent payment. Tenant may from time to time use all or any part of the parking rights granted in this Lease and Tenant shall have no obligation to pay for any portion of such parking rights Tenant elects not to use during any period. Tenant shall give Landlord thirty (30) days notice of any change in Tenant’s use of reserved or monthly parking spaces. Tenant’s continued right to use the parking passes and rent the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the Building Parking Facility and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. Landlord specifically reserves the right to change the size, configuration, design, layout, location and all other aspects of the Building Parking Facility and Tenant acknowledges and agrees that Landlord may, without incurring any liability to Tenant and without any abatement of Rent under this Lease, from time to time, close-off or restrict access to the Building Parking Facility, or relocate Tenant’s parking spaces to other parking facilities and/or surface parking areas within a reasonable distance of the Premises, for purposes of permitting or facilitating any such construction, alteration or improvements with respect to the Building Parking Facility or to accommodate or facilitate renovation, alteration, construction or other

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WILSHIRE COLONNADE [Nara Bank]

modification of other improvements or structures located on the Real Property, provided that the number of parking spaces available to Tenant is not decreased at any time, and provided further that after the renovation, Tenant’s parking spaces shall be reasonably comparable to those existing prior to the renovation, including, without limitation, with respect to the distance from the Premises. Landlord may delegate its responsibilities hereunder to a parking operator in which case such parking operator shall have all the rights of control attributed hereby to the Landlord and such owner.

ARTICLE 29

EXPANSION RIGHTS

29.1 Expansion Option. Subject to any rights granted to other tenants at the Project prior to the date of this Lease (including any existing or future tenant’s renewal of a lease at the Project, whether or not such tenant has a right to renew) (“Superior Rights”), and provided that Tenant is not then in default under the terms of this Lease beyond any applicable notice and cure period, Landlord hereby grants the Original Tenant an option (the “Expansion Option”) commencing on the date of this Lease and expiring on the date one day prior to the first anniversary of the Rent Commencement Date (the “Expansion Period”), to lease any space on the third (3rd), fifth (5th) or ninth (9th) floor of the Building (collectively, “Expansion Space”), on the terms set forth in this Section 29, if any portion of the Expansion Space comes available for lease during the Expansion Period. The Expansion Option shall be exercisable by the Original Tenant only if the Original Tenant is in possession of one hundred percent (100%) of the Premises. If any Expansion Space comes available during the Expansion Period, Landlord shall give Tenant a one-time written notice (“Expansion Offer Notice”) of the availability of such Expansion Space, which Expansion Offer Notice shall include the date in which such Expansion Space is available for delivery to Tenant (the “Expansion Date”), the exact square footage and configuration of the Expansion Space and the “Expansion Rent,” as that term is defined in Section 29.3 below.

29.2. Exercise of Expansion Rights. Original Tenant may exercise the Expansion Option by delivering written notice (“Expansion Exercise Notice”) to Landlord on or before the date occurring ten (10) business days after Tenant’s receipt of the Expansion Offer Notice. If Tenant fails to deliver an Expansion Exercise Notice within such ten (10) business day period, Landlord shall thereafter be free to lease such Expansion Space to any third party on such terms and conditions that Landlord deems appropriate and Tenant shall have no further option to lease or right to receive any notice of any proposed lease with respect to such Expansion Space.

29.3. Expansion Terms. The Base Rent payable by Tenant for the Expansion Space (the “Expansion Rent”) shall be the then current Base Rent then payable for the Premises per rentable square foot and shall commence thirty (30) days after the Expansion Date. Landlord shall deliver the Expansion Space to Tenant on or before the Expansion Date. Tenant shall take the Expansion Space in its “as is” condition, provided that Tenant shall be entitled to a tenant improvement allowance in the amount of Thirty One and 07/100 Dollars ($31.07) per rentable square foot of the Expansion Space for the costs relating to the initial design and construction of improvements in the Expansion Space to be disbursed in the same manner as provided in the Tenant Work Letter attached as Exhibit B to this Lease. If Tenant timely exercises Tenant’s right to lease Expansion Space as set forth herein, Landlord and Tenant shall promptly (using commercially reasonable efforts to do so within fifteen (15) days after determination of the Expansion Rent, but in to event longer than thirty (30) days) execute an amendment adding such Expansion Space to this Lease upon the same terms and conditions as the initial Premises, except as otherwise set forth in this Lease. Tenant shall commence payment of rent for the Expansion Space and the term of the Expansion Space shall commence upon the date of delivery of the Expansion Space to Tenant (the “Expansion Space Commencement Date”). The Base Year for the Expansion Space shall be the calendar year in which the Expansion Date occurs, unless the Expansion Date occurs in the fourth quarter of a year, in which event the Base Year for such Expansion Space shall be the next calendar year. Subject to Tenant’s options to extend the Lease Term under Section 2.2 of this Lease, the lease term of the Expansion Space shall expire on the Expiration Date.

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WILSHIRE COLONNADE [Nara Bank]

ARTICLE 30

FIRST OFFER RIGHT

30.1 First Right Space. Subject to any Superior Rights, and provided that Tenant is not then in default under the terms of this Lease and that the Original Tenant is then in possession of the entire Premises, Tenant shall have the right to lease any space (a) on the ground floor of either of the buildings located at 3701 Wilshire Boulevard or 3731 Wilshire Boulevard (“Ground Floor Space”), or (b) on the third (3rd), fifth (5th) or ninth (9th) floor of the Building (collectively, the “Contiguous Floor Space”; Ground Floor Space and the Contiguous Floor Space are hereinafter collectively referred to as the “First Right Space”), if all or any portion of the Ground Floor Space comes available for lease during the Lease Term, as the same may be extended, or all or any portion of the Contiguous Floor Space comes available for lease during the period beginning on the first (1st) anniversary of the Rent Commencement Date and continuing through the Lease Term, as the same may be extended. Upon all or any portion of the First Right Space coming available during the applicable time periods described above, Landlord shall give Tenant a one-time written notice (“Offer Notice”) of the availability of all or such portion of the First Right Space, which Offer Notice shall include a summary of the economic terms for which Landlord is willing to enter into a lease of the available portion of the First Right Space. The parties acknowledge and agree that except with respect to such economic terms, all of the terms and provisions of this Lease shall apply to any lease by Tenant of any portion of the First Right Space, except Tenant shall be permitted to use the Ground Floor Space for retail banking purposes, other financial retail services and office use incidental thereto and for any other retail use approved by Landlord, such approval not to be unreasonably withheld. Subject to Tenant’s options to extend the Lease Term under Section 2.2 of this Lease, the lease term of the First Right Space shall expire on the Expiration Date. The Base Year for the First Right Space shall be the calendar year in which Landlord delivers possession of such First Right Space to Tenant, unless such delivery date occurs in the fourth quarter of a calendar year, in which event the Base Year for such First Right Space shall be the next calendar year.

30.2 Exercise Terms. Upon receipt by Tenant of the Offer Notice, if Tenant desires to lease the First Right Space but objects to the economic terms set forth in the Offer Notice, Landlord and Tenant shall negotiate diligently and in good faith in an attempt to reach an agreement consistent with this Article 30 with respect to the terms for Tenant’s lease of the available portion of the First Right Space. If notwithstanding such diligent and good faith negotiations, Landlord and Tenant are unable to agree on the terms of a lease of all or the available portion of the First Right Space within fifteen (15) business days after Landlord’s delivery of the Offer Notice, Landlord shall thereafter be free to lease such space to any third party on such terms and conditions that Landlord deems appropriate (provided, however, such terms and conditions shall not include economic terms and conditions which equate to less than ninety-five percent (95%) in terms of quantifiable value to that which was last offered to Tenant in writing in accordance with this Section without first offering the same to Tenant with an opportunity to accept the same within five (5) days following such offer) and Tenant shall have no further option to lease or right to receive any notice of any proposed lease with respect to such portion of the First Right Space unless such First Right Space is or becomes available more than eighteen (18) months following Tenant’s receipt of the Offer Notice, in which event Landlord shall submit a new Offer Notice to Tenant with respect to such First Right Space. Upon Tenant’s written request, Landlord shall provide Tenant with a copy of the signed agreement between Landlord and the third party.

ARTICLE 31

SATELLITE DISH/ANTENNAE

So long as this Lease is then in full force and effect and Tenant is not in default under the terms, covenants and conditions of this Lease, Landlord hereby grants to Tenant and its agents and contractors, the right to install, maintain and operate on the roof of the Building one (1) satellite dish or antennae (the “Dish”), the size and exact location of which shall be subject to Landlord’s prior written approval (which approval shall not be unreasonably withheld, conditioned or delayed) and related equipment, including cables from the exterior of the Premises to equipment inside the Premises necessary for the operation of the Dish, at Tenant’s sole cost and expense. If desired by Landlord, the Dish shall be painted to match the roof and properly screened so as to minimize visibility by

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someone standing on the sidewalk in front of the Building. The maintenance and operation of the Dish shall be in accordance with the provisions of this Lease and shall be performed at Tenant’s sole cost and expense. Tenant will ensure that the Dish, and each part of it, is installed and operated in accordance with all federal, state and local rules and building codes. Tenant will obtain, at its sole cost and expense, all Federal Communications Commission and other licenses or approvals required, if any, to operate the Dish and shall repair any and all damage to the Premises and Building (including, but not limited to, the roof of the Building) caused as a result of Tenant’s installation of the Dish. The Dish is and shall remain the property of Tenant or Tenant’s assignee, transferee or sublessee, and Landlord and Tenant agree that the Dish is not, and installation of the Dish at the Premises shall not cause the Dish to become, a fixture pursuant to this Lease or by operation of law. Tenant shall not be entitled to receive any income from any third-party individual or entity for the use of the Dish.

Tenant shall be responsible for the operation, repair and maintenance of the Dish during the Term of this Lease, at Tenant’s sole cost and expense, and upon the expiration or other termination of this Lease, Tenant shall remove said Dish and all related equipment, including all cabling, and repair any and all damage to the Premises and Building (including, but not limited to, the roof of the Building) caused as a result of such removal. Tenant shall use the roof of the Building solely for the operation of the Dish as set forth herein and for no other purposes. Tenant agrees to operate the Dish in such a manner so as not to interfere with or impair the operation of other antennae or telecommunication equipment of Landlord or other tenants or occupants of the Building, existing at the time of Tenant’s installation, or the mechanical or other systems of the Building. If Tenant’s use of the Dish shall cause such interference or impairment, Tenant shall, at its sole cost and expense, promptly eliminate such condition by relocating the Dish or otherwise. In the event Landlord repairs or replaces the roof of the Building during the Term, Tenant will relocate the Dish to another location to be mutually agreed upon by the parties, at Tenant’s sole cost, within ten (10) days after written request from Landlord. Tenant shall be able to return the Dish to its original location on the roof or another mutually acceptable location, at Tenant’s sole cost and expense, after Landlord completes repairing or replacing the roof, which Landlord shall pursue in a reasonably diligent manner. Landlord may have its representative present at the installation or any reinstallation of the Dish. Tenant shall obtain Landlord’s prior written consent to any roof penetrations and any such penetrations permitted by Landlord shall be performed by Landlord’s contractors at Tenant’s expense.

Landlord assumes no liability or responsibility for interference with the Dish caused by other tenants placing similar equipment on the roof of their premises. The Dish shall be included within the coverage of all insurance policies required to be maintained by Tenant under this Lease and Tenant shall obtain at its cost all permits required by governmental authorities for said Dish. The Dish shall be used solely in connection with the business operations in the Premises, and shall not be used by any party who is not an occupant or tenant of the Premises.

ARTICLE 32

MISCELLANEOUS PROVISIONS

32.1 Terms. The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.

32.2 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

32.3 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

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32.4 Modification of Lease. Should Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease in a form reasonably satisfactory to Tenant and to deliver the same to Landlord within twenty (20) days following the request therefor the recordation of which shall be at the sole cost and expense of Landlord, and not included as an Operating Expense.

32.5 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and Building and in this Lease, and Tenant agrees that in the event of any such transfer and written notice from Landlord to Tenant of the name, address and other contact information for the transferee and the effective date of the transfer, Landlord shall automatically be released from all liability under this Lease not accrued as of the date of the transfer and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer upon written agreement by such transferee to fully assume and be liable for all obligations of this Lease to be performed by Landlord which accrue or arise after the date of the conveyance, and Tenant shall attorn to such transferee.

32.6 Prohibition Against Recording. Except as provided in Section 32.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant with the Los Angeles County Recorder’s Office or by anyone acting through, under or on behalf of Tenant.

32.7 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

32.8 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

32.9 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

32.10 Application of Payments. Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

32.11 Time of Essence. Time is of the essence of this Lease and each of its provisions.

32.12 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

32.13 No Warranty. In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

32.14 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the

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Building (including, without limitation, rents received and sales and insurance proceeds), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

32.15 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto. All negotiations and oral agreements acceptable to both parties have been merged into and are included herein. There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

32.16 Right to Lease. Subject to the provisions of Articles 29 and 30, Landlord reserves the absolute right to affect such other tenancies in the Building as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building. Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building.

32.17 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to payment of Rent and other amounts to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

32.18 Waiver of Redemption by Tenant. Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

32.19 Notices. All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by nationally recognized overnight courier or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date it is received as provided in this Section 32.19 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

32.20 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

32.21 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in

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the state in which the Building is located and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

32.22 Attorneys’ Fees. If either party commences litigation against the other for the specific performance of this Lease, for damages for the breach hereof or otherwise for enforcement of any remedy hereunder, the parties hereto agree to and hereby do waive any right to a trial by jury and, in the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

32.23 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the state of California.

32.24 Submission of Lease. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

32.25 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 12 of the Summary (the “Brokers“), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. Landlord shall pay the Brokers pursuant to a separate agreement.

32.26 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

32.27 Building Name and Signage. Landlord shall have the right at any time to change the name of the Building and to install, affix and maintain any and all signs on the exterior and on the interior of the Building as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not use the name of the Building or use pictures or illustrations of the Building in advertising or other publicity, without the prior written consent of Landlord.

32.28 Transportation Management. Tenant shall fully comply with all present or future governmentally required programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

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32.29 Hazardous Material; Asbestos Disclosure. As used herein, the term “Hazardous Material“ means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the state in which the Building is located or the United States Government. Tenant acknowledges that Landlord may incur costs (A) for complying with laws, codes, regulations or ordinances relating to Hazardous Material, or (B) otherwise in connection with Hazardous Material, including, without limitation, the following: (i) Hazardous Material present in soil or ground water; (ii) Hazardous Material that migrates, flows, percolates, diffuses or in any way moves onto or under the Real Property; (iii) Hazardous Material present on or under the Real Property as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Real Property by other tenants of the Real Property or their agents, employees, contractors or invitees, or by others; and (iv) material which becomes Hazardous Material due to a change in laws, codes, regulations or ordinances which relate to hazardous or toxic material, substances or waste.

Landlord has advised Tenant that there is asbestos containing material (“ACM”) in the Building. Attached hereto as Exhibit F is a disclosure statement regarding ACM in the Building. Tenant acknowledges that such notice complies with the requirements of Sections 25915, et seq. and Section 25359.7 of the California Health and Safety Code, and that such notice shall also be deemed sufficient notification and disclosure to comply with any other ACM laws, rules, regulations or guidelines.

Tenants agrees that there shall be no abatement or other diminution of Rent during or as a result of the presence of ACM in the Building or as a result of any asbestos related work performed by Landlord or others, nor shall Landlord be liable for any annoyance, inconvenience or injury to business, persons or property resulting from any of the foregoing. Tenant accepts the Premises with knowledge that there is ACM in the Building and waives and releases any claim against Landlord which Tenant may now or hereafter have or acquire arising in connection with the presence of ACM in the Building, except in the event of Landlord’s gross negligence or willful misconduct; provided, however, that in the event ACM that was not introduced by Tenant is discovered in the Premises and is either (a) required to be abated under applicable law (except to the extent such abatement is required in connection with Tenant’s improvement or alteration of the Premises), or (b) constitutes a material threat to the health and safety of occupants of the Premises, then it shall be the sole responsibility of Landlord to abate such ACM in accordance with applicable law at no cost to Tenant. Any delay caused by any such required abatement during the initial construction of improvements to the Premises shall extend the Commencement Date.

32.30. Confidentiality. Tenant acknowledges that the content of this Lease and any related documents are confidential information. Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal, and space planning consultants.

32.31. Landlord Renovations. It is specifically understood and agreed that Landlord has no obligation and has made no promises to alter, remodel, improve, renovate, repair or decorate the Premises, Building, or any part thereof and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant except as specifically set forth in this Lease. However, Tenant acknowledges that Landlord is currently renovating or may during the Lease Term renovate, improve, alter, or modify (collectively, the “Renovations”) the Building, Premises, and/or Real Property, including without limitation the Building Parking Facility, common areas, systems and equipment, roof, and structural portions of the same, which Renovations may include, without limitation, (i) modifying the common areas and tenant spaces to comply with applicable laws and regulations, including regulations relating to the physically disabled, seismic conditions, and building safety and security, (ii) installing new carpeting, lighting, and wall coverings in the Building common areas, and in connection with such Renovations, and (iii) modernizing the ten (10) elevators located within the Project in accordance with a contract dated February 3, 2006 entered into with Specialized Elevator Co., which contract provides for upgrading the existing elevator technology to a computer based, solid state microprocessor system to improve dispatching times, leveling and other performance functions, Landlord may, among other things, erect scaffolding or other necessary structures in the Building, limit or eliminate access to portions of the Real Property, including portions of the common areas, or perform work in the Building, which work may create noise, dust or leave debris in the Building. Tenant hereby agrees that such Renovations and Landlord’s actions in connection with such Renovations shall in no way constitute a constructive eviction of Tenant nor entitle Tenant to any abatement of Rent, provided

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that Landlord uses commercially reasonable efforts to minimize any interference with Tenant’s use of or access to the Premises. Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the Renovations, nor shall Tenant be entitled to any compensation or damages from Landlord for loss of the use of the whole or any part of the Premises or of Tenant’s personal property or improvements resulting from the Renovations or Landlord’s actions in connection with such Renovations, or for any inconvenience or annoyance occasioned by such Renovations or Landlord’s actions in connection with such Renovations.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”: COLONNADE WILSHIRE CORP., a California corporation

By:

Its:

“Tenant”: NARA BANK, a California corporation

By:

Its:

By:

Its:

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EXHIBITS TO THE LEASE

The following schedules and exhibits to the Lease have been omitted here. The Company will furnish supplementally to the SEC upon request a copy of any omitted schedule or exhibit.

A	Outline of Premises
B	Tenant Work Letter
C	Form of Notice of Lease Term Dates
D	Rules and Regulations
E	Form of Tenant’s Estoppel Certificate
F	Abestos Notice
G	Form of Lease Termination Agreement
H	Janitorial Specifications
I	Signage Plans

WILSHIRE COLONNADE [Nara Bank]